Exhibit 1

Buenos Aires, May 27, 2013

Messrs.
NATIONAL SECURITIES COMMISSION
25 de Mayo 175
Subgerencia de Emisoras

Messrs.
BUENOS AIRES STOCK EXCHANGE
Sarmiento 299

Ref:     EDENOR S.A. – Relevant Fact (Hecho Relevante)-
           Acceptance of resignation –New Director takes office –
           Appointment of Audit Committee member

Dear Sirs:

I hereby inform you on behalf of Empresa Distribuidora y Comercializadora Norte S.A. (EDENOR S.A.) (the “Company”), in compliance with applicable regulation, that the Board of Directors’ meeting held today, May 27, 2013, approved the resignation presented by Ms. Valeria Martofel as Director (Directora Titular ) of the Company. Mr. Eduardo Setti will take office to replace her. Mr. Setti was duly appointed Alternate Director (Director Suplente) at the Ordinary and Extraordinary General Shareholders’ Meeting held on April 25, 2013.

Additionally, the Board of Directors appointed Director Ms. Victoria Von Storch as a member of the Company’s Audit Committee.

Sincerely,

Carlos Ariosa
Attorney-in-Fact